Exhibit 99.1

FOR IMMEDIATE RELEASE

ERF Wireless Receives $1.5 Million of Debt Financing Under a New $8.0 Million Revolving Credit Facility

LEAGUE CITY, Texas, July 2, 2013 (GLOBE NEWSWIRE) -- ERF Wireless, Inc. (ERFB), a leading provider of enterprise-class wireless and broadband products and services, announced that the company has closed on an $8,000,000 revolving line of credit debt facility. Under the terms of the agreement, TCA Global Credit Master Fund, L.P. has committed to lend a total of $8,000,000 USD over time through the issuance of senior secured revolving notes, with the initial tranche of $1,500,000. Following the initial draw, the company must meet specific monthly collateral requirements, and receive the approval, of TCA to further draw upon the revolving credit facility.

According to Dr. H. Dean Cubley, CEO of ERF Wireless, "We are pleased to be able to put this new debt facility in place at this particular point in the overall development of the ERF Wireless business plan. We have a number of expansion projects where the availability of such a credit facility will work to our advantage as we utilize it in conjunction with our other sources of capital to continue to grow our business."

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of Energy Broadband Inc., ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com, www.energybroadband.com and www.erfwireless.net or call 281-538-2101. (ERFBG)

Forward-Looking Information

The information in this release may contain forward-looking statements relating to anticipated or expected events, activities, trends or results. Forward-looking statements, can be identified by the use of forward looking terminology such as "believes," "suggests," "expects," "may," "goal," "estimates," "should," "likelihood," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of continued expansion into oil and gas markets and of our terrestrial broadband networks, along with other performance results. These statements are made to provide the public with management's current assessment of our business, and it should not be assumed that that the forward looking statements will prove to be correct. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release only as of the date hereof, and we expressly disclaim any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in management's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Please carefully review our filings with the Securities and Exchange Commission as we have identified many risk factors that impact our business plan.

Contact:

ERF Wireless Inc.

Clareen O'Quinn
281-538-2101 ext. 113
coquinn@erfwireless.com